UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2015

Miller/Howard High Income Equity Fund
(Exact name of registrant as specified in its charter)

Delaware	811-22553	47-2249013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Dixon Avenue, Woodstock, NY		12498
(Address of principal executive offices)		(Zip Code)

(845) 679-9166
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2015, Ms. Mamak Shahbazi submitted her resignation as Trustee of the Miller/Howard High Income Equity Fund (the “Fund”) effective immediately.

Ms. Helen Hamada submitted her resignation as Chief Financial Officer and Principal Financial Officer of the Fund to the Board during its September 21, 2015 Board of Trustees meeting.  The Board accepted her resignation.  Upon recommendation from the Adviser, the Board appointed Mr. Paul Brook as Chief Financial Officer and Principal Financial Officer of the Fund.

Mr. Brook currently serves as the Chief Financial Officer of Miller/Howard Investments, Inc. since February, 2015.  Prior to this, Mr. Brook served as Principal at Compliance Solutions Associates performing Chief Compliance Officer and other compliance services on an outsourced basis for investment management firms and mutual funds (including the Fund).

Mr. Paul Brook submitted his resignation as Chief Compliance Officer of the Fund to the Board during its September 21, 2015 Board of Trustees meeting.  The Board accepted his resignation.  Upon recommendation from the Adviser, the Board appointed Mr. Gerald Wheeler as Chief Compliance Officer of the Fund.

Mr. Wheeler currently serves as the General Counsel and Chief Compliance Officer of Miller/Howard Investments, Inc. since September, 2015.  Mr. Wheeler has served as general counsel and chief compliance officer to a number of investment advisers and fund advisers over his 25 year career.

The information disclosed under this Item 5.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under Section 18 and shall not be deemed to be incorporated by reference into any filing of the Fund under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 4, 2015

Miller/Howard High Income Equity Fund

By:	/s/Annemarie Gilly
Annemarie Gilly
Executive Vice President, Chief Operating Officer and Secretary